UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2004

Kforce Inc.

(Exact name of registrant as specified in its charter)

Florida	000-26058	59-3264661
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 East Palm Avenue, Tampa, Florida 33605

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (813) 552-5000

N/A

(Former name or former address, if changed since last report)

Item 2.	Acquisition or Disposition of Assets.

On June 7, 2004, Kforce Inc., a Florida corporation (“Kforce”), acquired Hall, Kinion & Associates, Inc., a Delaware corporation (“Hall Kinion”), pursuant to an Amended and Restated Agreement and Plan of Merger dated as of April 5, 2004 (the “Merger Agreement”), that provided for the merger of Novato Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Kforce, with and into Hall Kinion, with Hall Kinion surviving as a wholly-owned subsidiary of Kforce. Hall Kinion is a provider of consultants and direct-hire talent to the technology, financial services, healthcare, government and energy industries.

Pursuant to the Merger Agreement, Kforce acquired all of the shares of publicly held Hall Kinion in exchange for shares of Kforce common stock. Approximately 5.74 million shares of Kforce common stock will be issued on the basis of an exchange ratio of .45 shares of Kforce common stock for each share of Hall Kinion common stock. The exchange ratio of .45 is calculated as set forth in the Merger Agreement based on a Kforce stock market value of $8.89, which is the average of the per share closing prices of Kforce common stock on the Nasdaq National Market over the 15 consecutive trading days ending on and including the third trading day prior to the date of the merger.

Pursuant to the Merger Agreement, each outstanding, unexercised and fully vested option for the purchase of Hall Kinion common stock, with an exercise price less than $4.00, was automatically converted into the right to receive an aggregate amount of shares of Kforce common stock as if such option had been exercised on a net-exercise basis immediately prior to the closing of the merger. All other options to purchase Hall Kinion common stock were terminated.

A description of the relationships between Kforce and the persons to whom Kforce issued shares of its common stock in the merger is contained in the proxy statement/prospectus of Hall Kinion and Kforce dated as of May 6, 2004.

A copy of the press releases announcing the approval of the merger by the Hall Kinion stockholders and the consummation of the merger are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated herein by reference.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial statements of businesses acquired:

(i)	Consolidated Balance Sheets at December 28, 2003 and December 29, 2002;

Consolidated Statements of Operations for the years ended December 28, 2003, December 29, 2002 and December 30, 2001;

Consolidated Statements of Stockholders’ Equity for the years ended December 28, 2003, December 29, 2002 and December 30, 2001;

Consolidated Statements of Cash Flows for the years ended December 28, 2003, December 29, 2002 and December 30, 2001;

Notes to Consolidated Financial Statements; and

Report of Independent Registered Public Accounting Firm

(ii)	Condensed Consolidated Balance Sheets at March 28, 2004 and December 28, 2003;

Condensed Consolidated Statements of Operations for the three months ended March 28, 2004 and March 30, 2003;

Condensed Consolidated Statements of Cash Flows for the three months ended March 28, 2004 and March 30, 2003; and

Notes to Condensed Consolidated Financial Statements.

(b)	Pro forma financial information: The pro forma financial information required by this Item 7(b) was previously reported in the proxy statement/prospectus of Hall Kinion and Kforce dated as of May 6, 2004 included in Kforce Inc.’s Form S-4 Registration Statement (File No. 333-111566). Because the pro forma financial information is substantially the same as that provided in the proxy statement/prospectus, updated pro forma financial information is not required to be filed.

(c)	Exhibits.

2.1	Amended and Restated Agreement and Plan of Merger, dated as of April 5, 2004, by and among Kforce Inc., Novato Acquisition Corporation and Hall, Kinion & Associates, Inc. (incorporated by reference to Annex A to the proxy statement/prospectus included in Kforce Inc.’s Form S-4 Registration Statement (File No. 333-111566)).

23.1	Consent of Independent Registered Public Accounting Firm

99.1	Joint Press Release by Kforce Inc. and Hall, Kinion & Associates, Inc., dated June 7, 2004

99.2	Press Release by Kforce Inc., dated June 7, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KFORCE INC. (Registrant)

June 22, 2004	By:	/s/ David L. Dunkel,
David L. Dunkel, Chief Executive Officer

HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 28, 2003	December 29, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$4,517	$8,571
Accounts receivable, net of allowance for doubtful accounts of $1,608 at December 28, 2003 and $2,544 at December 29, 2002	15,787	17,804
Prepaid expenses and other current assets	2,653	1,554
Property held for sale	1,593
Deferred income taxes		3,925

Total current assets	24,550	31,854
Property and equipment, net	3,501	7,511
Goodwill	15,390	11,849
Intangible assets, net	9,982	10,859
Deferred income taxes and other assets	1,620	12,833

Total assets	$55,043	$74,906

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Line of credit	$8,528	$10,000
Note payable related to OnStaff earnout	3,062
Accounts payable	3,969	2,874
Accrued salaries, commissions and related payroll taxes	5,157	5,303
Accrued liabilities	2,565	3,645
Reserve for restructuring costs	2,091	3,014
Income taxes payable	150	102

Total current liabilities	25,522	24,938
Accrued compensation and deferred rent	1,375	3,046
Note payable related to OnStaff earnout	1,021
Reserve for non-current restructuring costs	1,832	3,155

Total liabilities	29,750	31,139

Commitments and contingencies
Stockholders’ Equity:
Common stock; $0.001 par value; 100,000 shares authorized; shares issued and outstanding: 12,588 at December 28, 2003 and 12,684 at December 29, 2002	84,716	85,036
Stockholder notes receivable	(400)	(800)
Accumulated other comprehensive loss	(85)	(103)
Accumulated deficit	(58,938)	(40,366)

Total stockholders’ equity	25,293	43,767

Total liabilities and stockholders’ equity	$55,043	$74,906

See notes to consolidated financial statements.

HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Years Ended
	December 28, 2003	December 29, 2002	December 30, 2001
Net Revenues:
Contract services	$152,840	$115,644	$149,515
Permanent placement	4,079	4,784	24,321

Total net revenues	156,919	120,428	173,836
Cost of contract services	111,616	80,744	100,834

Gross profit	45,303	39,684	73,002
Operating Expenses:
Selling, general and administrative expenses	46,607	47,407	96,820
Impairment of goodwill		15,478	26,736
Restructuring costs (income)	2,792	(6)	17,048

Loss from operations	(4,096)	(23,195)	(67,602)
Interest income	34	338	1,300
Interest expense	(544)	(190)	(24)
Other income (expense)	215	(471)	(95)

Loss before income taxes	(4,391)	(23,518)	(66,421)
Income tax provision (benefit)	14,181	(2,870)	(20,809)

Net loss	$(18,572)	$(20,648)	$(45,612)

Net loss per share:
Basic	$(1.47)	$(1.66)	$(3.48)
Diluted	$(1.47)	$(1.66)	$(3.48)
Shares used in per share calculations:
Basic	12,592	12,475	13,121
Diluted	12,592	12,475	13,121

See notes to consolidated financial statements.

HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

	Common Stock		Stockholder Notes Receivable	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total	Comprehensive Income (Loss)
	Shares	Amount
BALANCES as of December 31, 2000	13,179	$87,207	$(2,267)	$(72)	$25,894	$110,762
Exercise of stock options	73	334				334
Tax benefit related to stock options		98				98
Repurchase of common stock	(300)	(1,835)				(1,835)
Forgiveness of stockholder note receivable			1,067			1,067
Net loss					(45,612)	(45,612)	$(45,612)
Accumulated translation adjustment				(33)		(33)	(33)

Comprehensive loss							$(45,645)

BALANCES as of December 30, 2001	12,952	85,804	(1,200)	(105)	(19,718)	64,781
Exercise of stock options	78	420				420
Tax benefit related to stock options		103				103
Stock issued related to acquisition	363	2,240				2,240
Repurchase of common stock	(709)	(3,531)				(3,531)
Forgiveness of stockholder note receivable			400			400
Net loss					(20,648)	(20,648)	$(20,648)
Accumulated translation adjustment				2		2	2

Comprehensive loss							$(20,646)

BALANCES as of December 29, 2002	12,684	85,036	(800)	(103)	(40,366)	43,767
Exercise of stock options and tax benefit	6	3				3
Repurchase of common stock	(102)	(323)				(323)
Forgiveness of stockholder note receivable			400			400
Net loss					(18,572)	(18,572)	$(18,572)
Accumulated translation adjustment				18		18	18

Comprehensive loss							$(18,554)

BALANCES as of December 28, 2003	12,588	$84,716	$(400)	$(85)	$(58,938)	$25,293

See notes to consolidated financial statements.

HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended
	December 28, 2003	December 29, 2002	December 30, 2001
Cash flows from operating activities:
Net loss	$(18,572)	$(20,648)	$(45,612)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	3,104	3,702	4,868
Deferred income taxes	14,030	(424)	(12,387)
Loss (gain) on disposition of property and equipment	237		(8)
Impairment of goodwill		15,478	26,736
Non-cash restructuring costs	2,792	158	3,973
Stockholder note receivable forgiveness	400	400	1,067
Changes in assets and liabilities:
Accounts receivable	2,017	(5,099)	30,438
Prepaid expenses and other assets	(662)	(32)	(32)
Accounts payable and accrued expenses	(6,747)	(5,812)	(1,830)
Income taxes payable (receivable)	1,086	8,583	(10,584)

Net cash used for operating activities	(2,315)	(3,694)	(3,371)

Cash flows from investing activities:
Sale or maturity of investments		8,200	25,581
Purchase of investments			(33,680)
Purchase of property and equipment	(455)	(1,802)	(5,078)
Cash paid for business acquisitions		(19,750)	(3,032)
Recoveries (earnout payments) related to business acquisitions	505		(2,883)

Net cash provided by (used for) investing activities	50	(13,352)	(19,092)

Cash flows from financing activities:
Borrowing on line of credit	113,935	10,000
Repayments on line of credit	(115,407)
Proceeds from exercise of options	7	420	334
Repurchase and cancellation of common stock	(324)	(291)	(5,075)

Net cash provided by (used for) financing activities	(1,789)	10,129	(4,741)

Net decrease in cash and cash equivalents	(4,054)	(6,917)	(27,204)
Cash and cash equivalents, beginning of year	8,571	15,488	42,692

Cash and cash equivalents, end of year	$4,517	$8,571	$15,488

Supplemental Disclosure of Cash Flow Information:
Cash paid (refunded) during the year for:
Income taxes, net	$(929)	$(10,794)	$2,348
Interest	$438	$154	$24
Noncash investing and financing activities—Business acquisitions:
Note payable related to OnStaff earnout	$4,083
Common stock issued		$2,240
Liabilities assumed and related goodwill			$2,000

See notes to consolidated financial statements.

HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 28, 2003, December 29, 2002 and December 30, 2001

Note 1. Business and Proposed Merger with Kforce

Business. Hall, Kinion & Associates, Inc. (the “Company”) is a staffing company specializing in placing high technology and corporate professional personnel on both a contract and permanent basis.

Proposed Merger with Kforce. On April 5, 2004, Kforce Inc. (“Kforce”) and the Company executed an Amended and Restated Agreement and Plan of Merger. Under the terms of the merger agreement, Kforce will acquire all of the shares of the Company in exchange for shares of Kforce common stock. The definitive exchange ratio is dependent upon the average of the closing prices of Kforce common stock for the 15 trading days ending on and including the third trading day prior to the closing date (such average is referenced herein as the “Kforce stock market value”). If the Kforce stock market value is equal to or greater than $7.09, but less than $9.60, then the exchange ratio will equal 0.45. If the Kforce stock market value is equal to or greater than $9.60, then the exchange ratio will be $4.32 divided by the Kforce stock market value. For purposes of calculating the Exchange Ratio, the Market Trading Price shall not exceed $10.60; therefore, if the price calculated is equal to or greater than $10.60, the Exchange Ratio will be calculated by dividing $4.32 by $10.60 which equals 0.4075. If the Kforce stock market value is less than $7.09, then the exchange ratio will be $3.19 divided by the Kforce stock market value. Kforce may elect to terminate the merger agreement if the Kforce average closing stock price remains below $7.00 for 15 consecutive trading days at any time prior to the closing.

The proposed transaction requires and is subject to the approval by the stockholders of the Company and the effectiveness of a registration statement registering the common stock to be issued to stockholders of the Company and other customary closing conditions.

Note 2. Results of Operations in 2003 and Management’s Plans for 2004

During 2003, 2002 and 2001, the Company generated net losses of $18.6 million, $20.6 million and $45.6 million, respectively, as a result of the downturn in the economy and decreased demand for Technology Professional Services. In the fourth quarter of fiscal 2003, the Company also experienced a significant decline in demand for Corporate Professional Services provided by OnStaff in the mortgage and financing industry. The Company may continue to experience losses and negative cash flows from operations in 2004.

The Company entered into an agreement dated June 13, 2003 with CIT Business Credit for a new three-year renewable credit facility of $16.0 million that replaced an existing credit facility of $12.0 million and is used primarily to fund operations. Significant terms and conditions of the agreement, as amended through April 2, 2004, are described under Note 5. Hall Kinion was in compliance with its loan covenants and terms as of December 28, 2003; however, the Company was not in compliance with one of the financial covenants as of the end of January 2004 and February 2004. On March 1, 2004, CIT Business Credit waived compliance with this covenant for January 2004 and February 2004 in a first amendment to the line of credit facility. On March 25, 2004, Brenda C. Rhodes, the Chief Executive Officer and Chairman of the Board, and Todd Kinion, a director, agreed to provide irrevocable letters of credit totaling $5.0 million to the lender and CIT Business Credit agreed to increase availability under the line by $5.0 million. On April 2, 2004, upon receipt of the executed letters of credit, the lender executed a second amendment to the credit facility to increase the availability under the line, to replace the original loan covenants with a covenant requiring the Company to maintain a minimum balance of unrestricted cash and credit line availability of not less than $2 million at all times and to require CIT Business Credit’s approval for payment of the OnStaff earnout obligation. As a result, management believes that the Company will remain in compliance with the terms and covenants of its loan agreement, as revised, through at least December 31, 2004.

In November 2003, Hall Kinion negotiated a settlement with OnStaff’s former owners that included a deferral of the 2003 earnout payment of $4.1 million from its due date of February 15, 2004. Under 10% note

HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

agreements, beginning May 15, 2004, the principal will be payable in four equal quarterly installments of $1.0 million and interest is due monthly (see Note 4). If the merger with Kforce is completed, the notes are due in full shortly after closing of the merger, or if the merger has not been completed before May 15, 2004, the notes are due in installments as scheduled. If the merger is not completed by May 15, 2004 and if CIT Business Credit does not consent to the payment of the first installment, the former owners of OnStaff may declare the entire amount due and payable and will be relieved of their non-solicitation and non-compete agreements. No assurance can be given as to the whether CIT Business Credit will permit the payment of the first installment of the earnout payment on May 15, 2004, if the merger is not consummated by then.

In response to these liquidity issues, the Company instituted and continues to pursue initiatives intended to increase revenues, decrease operating costs, improve liquidity, enhance margins and better position it to compete under current market conditions. Management believes that the Company’s cash, cash flow from operations and borrowing availability will be sufficient to enable it to meet its financial obligations and sustain its operations through at least December 31, 2004.

Note 3. Significant Accounting Policies

Fiscal Year. The Company’s fiscal year ends on the Sunday closest to December 31. Fiscal years 2003, 2002 and 2001 consisted of 52 weeks.

Principles of Consolidation. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Fair Value of Financial Instruments. The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short term maturity of these instruments. The book value of the Company’s debt instrument is considered to approximate its fair value because the interest rate of this instrument approximates current rates offered to the Company.

Cash and Cash Equivalents. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents, consisting primarily of money market funds and bank accounts, are stated at a cost which approximates fair value.

Concentration of Credit Risk and Allowance for Doubtful Accounts. The Company’s financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. However, concentrations of risk are limited due to the large number of customers comprising the Company’s customer base and their dispersion across different business and geographic areas. Accounts receivable are carried at the amount estimated to be collectible. The Company maintains an allowance for potential losses based upon management’s analysis of historical write-off levels, current economic trends, assessment of its customers’ financial strength and other known factors affecting collectibility. The ultimate amount of accounts receivable that become uncollectible could differ from those estimated amounts.

HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Significant changes in the allowance are as follows:

	Years Ended
	December 28, 2003	December 29, 2002	December 30, 2001
	(in thousands)
Beginning balance	$2,544	$3,176	$3,455
Charged to cost and expense	104	526	12,492
Written off	(1,040)	(1,158)	(12,771)

Ending balance	$1,608	$2,544	$3,176

Property and Equipment. Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the assets, generally three to twenty-five years. Leasehold improvements are amortized over the shorter of the estimated life of the asset or the lease term.

Goodwill and Other Identifiable Intangible Assets. As of December 28, 2003, goodwill was $15.4 million and the carrying amount of other identifiable intangibles was $10.0 million, including $3.1 million subject to amortization over three to five year lives and $6.9 million not subject to amortization. Amortization expense in 2003 and 2002 was $877,000 and $365,000, respectively. The recoverability of goodwill and other identifiable intangible assets is based on assumptions regarding estimated future cash flows and other factors. If these assumptions and estimates change in the future, additional expense may be recorded to reflect impairment of these assets.

Deferred Rent. The Company leases certain office facilities under operating leases that provide for increases in rent based on specified amounts. Rent expense associated with these leases is recognized on a straight-line basis over the life of the lease and the difference between the amount charged to expense and the rent paid is recorded as deferred rent.

Revenue Recognition. Revenue from contract services is recognized as services are performed. Revenue from permanent placement contracts is recognized either upon commencement of employment or upon completion of services rendered based on contractual obligation. Revenue from online recruiting and placement Web sites is recognized over the term of membership.

Income Taxes. The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach of accounting for income taxes.

Stock-Based Compensation. The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and its related FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation. SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of proforma net income (loss) and earnings (loss) per share. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option price models, even though models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company’s stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which affect the calculated values.

HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The proforma amounts and the assumptions used to calculate them are shown below.

	Years Ended
	December 28, 2003	December 29, 2002	December 30, 2001
Proforma amounts (in thousands):
Net loss:
As reported	$(18,572)	$(20,648)	$(45,612)
Stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effect	(4,472)	(5,140)	(13,833)

Proforma	$(23,044)	$(25,788)	$(59,445)

Diluted loss per share:
As reported	$(1.47)	$(1.66)	$(3.48)
Proforma	$(1.83)	$(2.07)	$(4.53)
Assumptions:
Expected dividend rate	None	None	None
Volatility	94.6%	90.0%	92.3%
Risk-free interest rate	3.9%	2.2%	3.8%
Expected lives (years)	3-6	2-5	3-6

Net Income (Loss) Per Share. Basic net income (loss) per share excludes dilution and is computed by dividing net income (loss) attributable to common stockholders by the weighted average of common shares outstanding for the period. Diluted net income (loss) per share reflects the potential dilution that could occur if convertible securities and contracts to issue common stock were converted or exercised into common stock. The number of incremental shares from the assumed issuance of stock options is calculated by applying the treasury stock method. In calculating the net loss per share for the years ended December 28, 2003, December 29, 2002 and December 30, 2001, 3.7 million, 2.3 million and 1.6 million options, respectively, were excluded because they are anti-dilutive.

Reclassifications. Certain prior year amounts have been reclassified to conform to the current year presentation.

Note 4. Acquisition of OnStaff

On August 9, 2002, the Company acquired certain net assets and assumed certain liabilities of OnStaff in exchange for $18.1 million in cash and 363,057 shares of Hall Kinion common stock, valued at $2.2 million. The value of the common stock issued was determined based upon the average market price of the Company’s common stock over a 2-day period before and after the August 9, 2002 acquisition. In addition, the Company agreed to pay OnStaff up to $4.3 million in each of 2003, 2004 and 2005, contingent upon the achievement of specified annual financial performance metrics.

OnStaff, a privately-held group of companies that provided temporary and full-time employees in the real estate, finance and healthcare industries, included: OnStaff, Inc., a California corporation (“OSI”), Healthcare Staffing Resources, Inc., a California corporation (“HCSR”), and Boardnetwork.com, Inc., a California corporation (“BNI”). The accompanying condensed consolidated financial statements include the operations of OnStaff from August 2002.

HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The transaction has been accounted for using the purchase method. The net purchase price, including transaction costs, was allocated as follows:

(in thousands)
Net working capital deficiency	$(1,298)
Property and equipment	261
Other assets	56
Goodwill	11,849
Tradename and trademarks	6,841
Customer relationships	4,050
Web-based job board software	333

Total purchase price	$22,092

On November 21, 2003, the Company reached settlement with the former owners of OnStaff, including two current Hall Kinion employees, regarding a tax indemnity agreement, certain escrowed funds and shares, the achievement of the first years’ financial goals and payment of the 2003 earnout installment and other matters. As a result, the former OnStaff owners released their claim to a $0.5 million escrow fund and agreed to an offset of $0.2 million of the initial sale proceeds against the 2003 earnout payment. The Company released to the sellers 81,688 shares of common stock representing 75% of the shares held in escrow and agreed that the 2003 earnout payment was fully earned. The earnout payment, originally due on February 15, 2004, was deferred until the earlier of: (i) 14 days after the close of the transaction, in the case of a significant change of control due to sale, merger, consolidation or otherwise (See Note 1), or, (ii) February 15, 2005, under the terms of a note agreement which requires monthly payments of interest at 10% per annum and quarterly payments of principal beginning May 15, 2004. As of December 28, 2003, goodwill and the note payable related to OnStaff earnout increased by $4.1 million ($4.3 million earnout less the $0.2 million disclosed above). The recovery of the $0.5 million escrow was recorded as a reduction of goodwill.

The following proforma information is based upon the historical results of the Company and OnStaff as if the acquisition had occurred on January 1, 2001:

	Years Ended
	December 29, 2002	December 30, 2001
	(in thousands except per share amounts) (unaudited)
Net revenues	$143,114	$208,901
Net loss	$(22,526)	$(46,029)
Diluted loss per share	$(1.81)	$(3.40)

Note 5. Line of Credit

The Company entered into an agreement dated June 13, 2003 with CIT Business Credit for a new three-year renewable credit facility of $16.0 million that replaced an existing credit facility of $12.0 million and is used primarily to fund operations. Significant terms and conditions of the agreement, as amended through April 2, 2004, are as follows:

•	Availability is determined by the lesser of (i) 85% of eligible accounts receivable, less reserves and certain receivable balances as defined in the agreement that totaled $2.9 million as of December 28, 2003, plus undrawn amounts under the $5.0 million irrevocable letters of credit (ii) cash collected during the most recent 45-day period, or (iii) the full amount of the facility, less reserves, letters of credit and certain payables as defined in the agreement that totaled $0.6 million as of December 28, 2003.

HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	Interest is at prime plus 1.25% (approximately 5.0% at December 28, 2003) and starting June 27, 2004, the interest rate may be reduced to a rate that is as low as prime plus 0.5%, contingent upon the Company meeting specified levels of profitability.

•	Financial covenants require maintaining a minimum balance of unrestricted cash and credit line availability of $2.0 million at all times.

•	Borrowings are collateralized by all of the Company’s assets and irrevocable letters of credit totaling $5.0 million provided by certain stockholders.

•	The Company may not declare or pay any dividends or distribution of any kind nor acquire, redeem, or retire any of its own capital stock and may not make earnout payments to OnStaff without the prior written consent of CIT Business Credit.

•	A bank lockbox was established whereby all Company cash receipts are first applied to the line of credit.

As of December 28, 2003, outstanding borrowings under the line of credit were $8.5 million and additional available borrowings were $2.0 million. Hall Kinion was in compliance with its loan covenants and terms as of December 28, 2003; however, the Company was not in compliance with one of the financial covenants as of January 2004 and February 2004. On March 1, 2004, CIT Business Credit waived compliance with this covenant for January 2004 and February 2004 in a first amendment to the line of credit facility.

On March 25, 2004, Brenda C. Rhodes, the Chief Executive Officer and Chairman of the Board, and Todd Kinion, a director, agreed to provide irrevocable letters of credit totaling $5.0 million to the lender and CIT Business Credit agreed to increase availability under the line by $5.0 million. On April 2, 2004, upon receipt of the executed letters of credit, the lender executed a second amendment to the credit facility to increase the availability under the line, to replace the original loan covenants with a covenant requiring the Company to maintain a minimum balance of unrestricted cash and credit line availability of not less than $2.0 million at all times and to require CIT Business Credit’s approval for payment of the OnStaff earnout obligation. As a result, management believes that the Company will remain in compliance with the terms and covenants of its loan agreement, as revised, through at least December 31, 2004.

Note 6. Restricted Cash

Restricted cash of $1.0 million, covering outstanding letters of credit related to leases and self-insurance programs, is included on the consolidated balance sheet as of December 28, 2003 under deferred income taxes and other assets.

Note 7. Property and Equipment

Property and equipment, net consists of:

	December 28, 2003	December 29, 2002
	(in thousands)
Property and equipment	$12,858	$14,748
Land and building		2,100
Leasehold improvements	1,330	1,916

	14,188	18,764
Accumulated depreciation and amortization	(10,687)	(11,253)

Net property and equipment	$3,501	$7,511

HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property held for sale. On February 2, 2004, the Company agreed to sell its training facility in Park City, Utah for $1.7 million. The sale closed on February 27, 2004 and resulted in net cash proceeds of $1.6 million. At December 28, 2003, the Company recorded a write down of $0.2 million to reduce the recorded net book value of the property to the expected net cash proceeds from the sale.

Note 8. Impairment of Goodwill

In June 2001, the Financial Accounting Standards Board issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives will not be amortized, but will rather be tested at least annually for impairment. The Company adopted SFAS No. 142 in fiscal year 2002 and, in accordance therewith, discontinued the amortization of goodwill effective December 31, 2001. The Company performed an initial impairment test as required by SFAS No. 142 as of January 1, 2002 and determined that goodwill was not impaired.

As of December 28, 2003, the goodwill related to Contract Professional Staffing was $15.4 million and the Company performed its annual impairment test at such date. Significant estimates and assumptions were used in determining the Company’s estimated fair value of each reporting unit, including forecasted volume, revenue, level of operating expenses, number of offices and profitability. No impairment of goodwill was determined to exist as of December 28, 2003.

In 2002 and early 2003, sales and profitability for the Technology Professional Division declined and on March 3, 2003, the Company announced a restructuring plan that included closure of 13 offices and termination of 69 employees and recorded a restructuring charge of $2.3 million in March 2003. Additionally, the Company’s market capitalization declined significantly beginning early in the first quarter of 2003. The closing trading price was $1.79 per share as of March 26, 2003. As a result, the Company determined, based upon such estimates and assumptions and comparison to the Company’s market capitalization in March 2003 that the estimated fair values of its reporting units were significantly less than the related carrying values as of December 29, 2002. Therefore, following the methodology required under SFAS No. 142, goodwill totaling $15.5 million was written off as of December 29, 2002, resulting in a revised carrying amount of $11.8 million as of that date, all of which was included in the Contract Professional Staffing segment (See Note 15).

During the first quarter of 2001, the Company recorded an impairment charge pursuant to SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, of approximately $26.7 million to recognize the impairment of goodwill and other intangible assets associated with the following acquisitions: TKI Acquisition Corporation, IC Planet Acquisition Corporation, Huntington Acquisition Corporation, TKO Personnel Inc., and Group-IPEX, Inc. These companies experienced significant declines in demand for their services, revenues, cash flows, and expected future growth due to declining economic conditions.

HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Significant changes in the balance of goodwill follows:

	December 28, 2003	December 29, 2002
	(in thousands)
Beginning balance	$11,849	$15,478
Acquisition of OnStaff		11,849
2003 OnStaff earnout	4,083
Impairment of goodwill		(15,478)
Recovery of escrow	(500)
Other	(42)

Ending balance	$15,390	$11,849

A reconciliation of previously reported net loss and diluted loss per share to the amounts adjusted for the exclusion of goodwill amortization, net of related income tax effect, follows:

	Years Ended
	December 28, 2003	December 29, 2002	December 30, 2001
	(in thousands, except per share amounts)
Reported net loss	$(18,572)	$(20,648)	$(45,612)
Add: Goodwill amortization, net of tax			508

Adjusted net loss	$(18,572)	$(20,648)	$(45,104)

Diluted loss per share on reported net loss	$(1.47)	$(1.66)	$(3.48)
Add: Goodwill amortization, net of tax			0.04

Adjusted net loss per share	$(1.47)	$(1.66)	$(3.44)

Note 9. Restructuring Costs

During 2001, the Company decided to close several offices and reduced its workforce. The Company recorded $17.0 million for severance, lease terminations, and other costs associated with the Company’s decision to restructure operations. In 2002, restructuring income of $6,000 was comprised of income for the favorable resolution of certain severance and sublease agreements, offset by costs resulting from higher than estimated lease termination payments.

During the quarter ended March 30, 2003, the Company closed 13 offices and terminated the employment of 69 employees, recording a charge of $2.3 million that consisted of $1.6 million of lease termination costs, $0.5 million of severance and other costs, and $0.2 million for asset impairment. During the quarter ended June 29, 2003, the Company closed its London and Seattle offices and reduced management positions, recording a charge of $0.8 million, which consisted of $0.2 million for lease termination costs, $0.5 million for severance and other costs, and $0.1 million for asset impairment. During the quarter ended September 28, 2003, the Company recorded a charge of $0.3 million resulting primarily from lower than anticipated sublease income for sales office closures during the first and second quarters of 2003. The Company also recorded favorable adjustments of $0.5 million and $0.1 million in the second and fourth quarters, respectively, of 2003 resulting from finalizing certain lease termination, severance, and other liabilities accrued in prior periods. The remaining restructuring costs are anticipated to be paid out during the next twelve months, except for the rental payments related to long-term facility leases that require settlement in 2005 and beyond and are reserved as non-current restructuring costs.

HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Restructuring liability is as follows:

	Lease Termination Costs	Severance Costs	Total
	(in thousands)
Balances as of December 30, 2001	$8,047	$1,264	$9,311
Paid	(2,340)	(796)	(3,136)
Adjustments	(212)	206	(6)

Balances as of December 29, 2002	$5,495	$674	$6,169
Additions	1,754	1,038	2,792
Paid	(3,590)	(1,146)	(4,736)
Adjustments	228	(530)	(302)

Balance as of December 28, 2003	$3,887	$36	$3,923

Note 10. Stockholders’ Equity

Capital Stock—The Company is authorized to issue 110,000,000 shares of capital stock consisting of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.

Stockholder Notes Receivable—In January 1999, the Company loaned its Chief Executive Officer (“CEO”) $2,000,000, which bears interest at the Company’s incremental rate of borrowing plus  1/8% per annum (5.175% at December 28, 2003), compounded monthly. This loan, as amended in January 2001, provides that 20% of the principal amount plus accrued interest be forgiven annually, beginning on January 1, 2001, so that on January 1, 2005, no amounts will be due or owing. The note is secured by 433,000 shares of the Company’s Common Stock pledged by the CEO. As loan forgiveness due January 1, 2004 was recorded in 2003, the remaining balance of the note as of December 28, 2003 is $400,000.

Stock Options—The Company’s 1997 Stock Option Plan (the “Plan”), as amended, authorizes the issuance of up to 3,759,000 shares of common stock pursuant to incentive or nonqualified stock options granted under the Plan to key employees, non-employees, directors and consultants who provide services to the Company. The Plan also allows an automatic annual authorization for an additional number of shares equal to 3.0% of the number of shares of Common Stock outstanding on the first day of each calendar year. At December 28, 2003, 59,000 shares of Common Stock were available for issuance under the plan. Under the Plan, options generally are granted at fair market value at the date of grant as determined by the Board of Directors. Such options vest over periods ranging from two to five years and expire up to ten years from the grant date.

The Company’s IT Professional Stock Option Plan (the “IT Professional Plan”) was adopted by the Board of Directors in May 1997. The Company has authorized 983,000 shares of Common Stock for issuance under the IT Professional Plan, and an additional number of shares equal to 1.5% of the number of shares of Common Stock outstanding on the first day of each calendar year is automatically added to this authorization each year pursuant to the terms of the IT Professional Plan. At December 28, 2003, 959,000 shares of Common Stock were available for issuance under the IT Professional Plan. Under the IT Professional Plan, independent consultants may, at the discretion of the plan administrator, be granted options to purchase shares of Common Stock at an exercise price no less than 85% of the fair market value of such shares on the grant date, however, to date, none have been granted. Options under the IT Professional Plan are generally vested based upon the tenure of the IT Professional and expire ten years from grant date.

HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s 2000 Stock Option Plan (the “2000 Plan”) adopted by the Board of Directors, authorizes the issuance of up to 1,000,000 shares of Common Stock pursuant to nonqualified stock options granted under the 2000 Plan to key employees who provide services to the Company. At December 28, 2003, 338,000 shares of Common Stock were available for issuance under the plan. Under the 2000 Plan, options generally are granted at fair market value at the date of the grant as determined by the Board of Directors. Such options vest over five years and expire up to ten years from the grant date.

In July 2001 the Company completed a Tender Offer to exchange outstanding options to purchase shares of common stock having an exercise price per share of $15.00 or more for new options at current market price. Employee options to purchase 993,000 shares of common stock at an average price of $24.12 were cancelled as of July 19, 2001 and new option grants to purchase 768,000, equivalent to 95% of the shares represented by the continuing options tendered, were issued at $8.21 per share on January 22, 2002. None of the Company’s senior executive officers participated in the exchange.

Activity under all stock option plans is as follows:

	Number of Shares	Weighted Average Exercise Price
Balance, December 31, 2000	2,888,000	$18.95
Granted (weighted average fair value of $6.46 per share)	640,000	$10.09
Canceled	(1,783,000)	$21.47
Exercised	(74,000)	$4.60

Balance, December 30, 2001	1,671,000	$13.48
Granted (weighted average fair value of $3.36 per share)	2,574,000	$7.29
Canceled	(352,000)	$11.25
Exercised	(77,000)	$5.40

Balance, December 29, 2002	3,816,000	$9.67
Granted (weighted average fair value of $2.45 per share)	1,093,000	$2.98
Canceled	(649,000)	$7.16
Exercised	(6,000)	$1.09

Balance, December 28, 2003	4,254,000	$8.35

Additional information regarding options outstanding as of December 28, 2003 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.30 – $1.30	378,000	8.93	$1.26	142,000	$1.19
$1.57 – $5.46	936,000	8.86	$4.64	206,000	$4.69
$5.53 – $8.14	1,670,000	7.65	$7.04	1,085,000	$7.15
$8.21 – $8.21	502,000	7.14	$8.21	435,000	$8.21
$8.29 – $41.13	768,000	6.12	$19.26	613,000	$20.09

$0.30 – $41.13	4,254,000	7.69	$8.35	2,481,000	$9.99

HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 28, 2003, 1,356,000 shares of common stock were available for future option grants. As of December 29, 2002 and December 30, 2001 the number of shares of common stock underlying exercisable options was 1,715,000 and 753,000 respectively, with a weighted average exercise price of $11.07 and $13.21 per share, respectively.

The Company’s Employee Stock Purchase Plan (the “Purchase Plan”) was adopted by the Board of Directors in May 23, 1997. A total of 150,000 shares of Common Stock have been reserved for issuance under the Purchase Plan. Employees are eligible to participate if they are employed by the Company for more than 20 hours per week and have been employed for at least ninety days. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 10% of an employee’s cash compensation, nor more than 1,000 shares per participant on any purchase date. The purchase price of stock under the Purchase Plan will be 85% of the lower of the fair market value of the Common Stock at the beginning of the six-month offering period or on the purchase date. The Board may amend or terminate the Purchase Plan immediately after the close of any purchase date. As of December 28, 2003, the Company has not implemented the Purchase Plan.

Note 11. Income Taxes

The provision (benefit) for income taxes consists of the following:

	Years Ended
	December 28, 2003	December 29, 2002	December 30, 2001
	(in thousands)
Current:
Federal	$—	$(1,895)	$(8,182)
State	150	(551)	(240)

	150	(2,446)	(8,422)

Deferred:
Federal	11,373	(700)	(9,947)
State	2,658	276	(2,440)

	14,031	(424)	(12,387)

Total provision (benefit)	$14,181	$(2,870)	$(20,809)

The Company’s effective tax rate differs from the federal statutory rate as follows:

	2003	2002	2001
Income tax expense at statutory rate	35.0%	35.0%	35.0%
State income tax taxes, net of federal benefit	(41.6)	0.7	2.6
Amortization of impaired goodwill	—	—	(6.4)
Valuation allowance	(318.0)	(23.0)	—
Other items, net	1.6	(0.6)	0.1

Income tax benefit (provision) at the Company’s effective tax rate	(323.0)%	12.1%	31.3%

HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The components of deferred income taxes are as follows:

	December 28, 2003	December 30, 2002
	(in thousands)
Deferred tax assets:
Allowance for doubtful accounts	$645	$1,020
Accrued expenses	2,996	2,959
Net operating loss and other credit carryforwards	8,751	8,179
Goodwill and purchased intangibles	8,097	9,172
Depreciation and amortization	278	—
Other	—	73

Total deferred tax assets	20,767	21,403

Deferred tax liabilities:
Depreciation and amortization	—	(217)
Valuation allowances	(20,767)	(6,206)

Net deferred income taxes	$—	$14,980

At December 28, 2003, the Company had gross net operating loss carryforwards of approximately $23.9 million and $42.0 million for federal income tax purposes and state income tax purposes, respectively, expiring at various dates through 2023. Current federal and state tax laws include substantial restrictions on the utilization of net operating losses and tax credits in the event of an ownership change of a corporation. Accordingly, the Company’s ability to utilize these tax benefits may be limited as a result of an ownership change, as defined by tax law.

A valuation allowance is required if management concludes that it is more likely than not that a deferred tax asset will not be realized. As of December 28, 2003, management has determined, based upon the liquidity issues and estimates of future taxable income during the carryforward periods, that it was more likely than not that the loss carryforwards may not be realized. As a result, in the fourth quarter 2003, the Company recorded a valuation allowance of $14.0 million. As of December 28, 2003, the Company had a 100% valuation allowance of $20.8 million, reducing the net deferred assets to zero.

Note 12. Commitments and Contingencies

Lease Commitments—The Company leases its office facilities under various non-cancelable operating leases, which expire through 2008, and certain computers under capital leases. Rent expense included in operating expenses for 2003, 2002, and 2001 was approximately $2.9 million, $4.4 million, and $5.2 million, respectively.

HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Future minimum payments under all capital and operating leases are as follows:

	Capital	Operating
	(in thousands)
Fiscal years ending:
2004	$39	$5,136
2005	5	2,797
2006		1,504
2007		991
2008		485

	44	$10,913

Less amount representing interest	1

Present value of net minimum lease payments	43
Less current portion	38

Long-term obligations under capital leases	$5

Future minimum lease payments listed above include $3.3 million, net of expected sublease income of $1.0 million, that were considered in the reserve for restructuring costs as of December 28, 2003 (See Note 9).

Contingencies—The Company is party to various legal actions in the course of business. Although the ultimate outcome of these matters is not presently determinable, management believes that the ultimate resolution of all such pending matters will not have a material adverse effect on the Company’s consolidated financial statements taken as a whole.

Note 13. Employee Benefit Plans

The Company has a 401(k) profit-sharing plan covering substantially all employees with at least 90 days of continuous service. Employees may contribute up to 15% of their eligible compensation to the maximum amount allowed by the Internal Revenue Code. At the discretion of the Board of Directors, the Company may match employee contributions. The Company did not make any matching contributions in 2003, 2002 or 2001.

The Company had a nonqualified deferred compensation plan for officers and other key employees which was terminated as of December 31, 2003. The plan was funded by employee contributions through payroll withholding and employees were fully vested from the start of their participation in the plan. The Company made no matching contributions to the plan. Employee contributions were invested through a “rabbi trust” in Company-owned life insurance policies.

At December 29, 2002, the long-term deferred compensation liability was $1.1 million and the related assets, carried at the cash surrender value of the related insurance policy, were $ 1.0 million. The liability is included in accrued compensation and deferred rent and the related assets are included in other assets in the accompanying consolidated balance sheet as of December 29, 2002. As of December 28, 2003, the deferred compensation liability of $1.5 million and the related assets of $ 1.3 million are included in current assets and current liabilities, respectively.

HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 14. Related Party Transactions

Change in Accounting Estimate Related to Employment Agreement. The Company has an employment agreement with its Chief Executive Officer (“CEO”) entered into on January 1, 2001. Under the terms of the agreement, upon the CEO becoming Chairman Emeritus, she will receive a payment equal to three times her base salary and bonus paid for the immediately preceding year. From 2001 through June 30, 2003, management had estimated such compensation accrual based upon its expectation that the maximum bonus allowable under the agreement would be paid. During the quarter ended September 28, 2003, management changed its estimate to reflect its belief that no bonus would be paid or is payable to the CEO. As a result of this change in accounting estimate, the Company recognized income of $696,000 that is reflected as a reduction in selling, general and administrative expenses in the year ended December 28, 2003. Accrued compensation balances at December 28, 2003 and December 29, 2002 were $1,050,000 and $1,619,000, respectively.

Other. During 2001 the Company entered into a sponsorship agreement with BayPac Racing, Inc. an entity that owns three racing automobiles and is owned by the CEO’s husband. The racing events were used by the Company as a marketing vehicle to entertain existing and potential clients. During 2002 and 2001, the Company paid BayPac Racing, Inc. $250,000 and $560,000, respectively, for sponsorship agreements and an additional $4,000 in 2002 for related travel costs. There were no commitments or payments to BayPac in 2003. During 2003, the Company purchased services totaling $171,000 from a company owned by an officer’s father. An officer’s sister received a severance payment of $132,000 in 2003 in accordance with the Company’s severance practices. In August 2003, the Company hired the CEO’s sister at an annual salary of $48,000. At December 28, 2003, an officer owes the Company $73,000 under a 6.74% 48-month note which provides that $5,200 of the principal amount plus accrued interest be forgiven monthly, so that on February 1, 2005, no amounts will be due or owing.

Note 15. Business Segment Reporting

Our operations are divided into two business segments, Contract Professional Staffing and Permanent Placement Services. The Contract Professional Staffing segment provides temporary staffing to clients on a contract basis. The cost of revenues for this segment is the salaries, employment taxes and other direct labor costs for the contracted employees. The Permanent Placement Services segment recruits and delivers professionals for direct hire by our clients. This segment has no cost of revenues; all expenses are included in operating costs. Management evaluates segment performance based primarily on segment revenues, cost of revenue, and gross profit.

The Company does not segregate its business segments by assets. Results of operations by business segments are as follows:

	December 28, 2003	December 29, 2002	December 30, 2001
	(in thousands)
Contract Professional Staffing:
Net revenues	$152,840	$115,644	$149,515
Cost of revenues	111,616	80,744	100,834

Gross Profit	$41,224	$34,900	$48,681

Permanent Placement:
Net revenues	$4,079	$4,784	$24,321
Cost of revenues	—	—	—

Gross Profit	$4,079	$4,784	$24,321

HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net revenues to unaffiliated customers by geographic area are as follows:

	Years Ended
	December 28, 2003	December 29, 2002	December 30, 2001
	(in thousands)
United States	$156,270	$118,679	$171,388
Other	649	1,749	2,448

Total	$156,919	$120,428	$173,836

Note 16. Quarterly Financial Data (Unaudited)

The following table shows certain quarterly financial data for 2003 and 2002:

	Quarter
2003	March 30		June 29	September 28		December 28
	(in thousands, except per share amounts)
Total net revenues	$38,980		$42,610	$41,708		$33,621
Gross profit	11,376		12,608	12,102		9,217
Income (loss) before income taxes	(4,058	)(1)	381 (2)	228		(942)
Net income (loss)	(4,058)		381	228		(15,123	)(3)
Net income (loss) per share—Basic	(0.32)		0.03	0.02		(1.20)
Net income (loss) per share—Diluted	(0.32)		0.03	0.02		(1.20)

	Quarter
2002(4)	March 31		June 30	September 29		December 29
	(in thousands, except per share amounts)
Total net revenues	$24,477		$24,851	$31,943		$39,157
Gross profit	8,320		8,623	10,775		11,966
Income (loss) before income taxes	(4,013)		(1,449)	832	(5)	(18,888	)(6)
Net income (loss)	(2,380)		(859)	244		(17,653)
Net income (loss) per share—Basic	(0.19)		(0.07)	0.02		(1.39)
Net income (loss) per share—Diluted	(0.19)		(0.07)	0.02		(1.39)

(1)	Includes restructuring costs of $2,068,000.
(2)	Includes restructuring costs of $726,000.
(3)	Includes deferred tax asset valuation allowance of $14.0 million.
(4)	Includes results for the OnStaff acquisition from August 2002.
(5)	Includes favorable adjustment to restructuring costs of $876,000.
(6)	Includes restructuring costs of $870,000 and write-off of goodwill of $15,478,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Hall, Kinion & Associates, Inc.:

We have audited the accompanying consolidated balance sheets of Hall, Kinion & Associates, Inc. and subsidiaries as of December 28, 2003 and December 29, 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three fiscal years in the period ended December 28, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hall, Kinion & Associates, Inc. and subsidiaries as of December 28, 2003 and December 29, 2002, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 28, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 8 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/    DELOITTE & TOUCHE LLP

San Francisco, California

April 5, 2004

HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	March 28, 2004	December 28, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$1,554	$4,517
Accounts receivable, net of allowance for doubtful accounts of $1,588 at March 28, 2004 and $1,608 at December 28, 2003	17,667	15,787
Prepaid expenses and other current assets	930	2,653
Property held for sale		1,593

Total current assets	20,151	24,550
Property and equipment, net	3,128	3,501
Goodwill	15,390	15,390
Intangible assets, net	9,763	9,982
Other assets	1,586	1,620

Total assets	$50,018	$55,043

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Line of credit	$6,566	$8,528
Note payable related to OnStaff earnout	4,083	3,062
Accounts payable	4,990	3,969
Accrued salaries, commissions and related payroll taxes	4,089	5,157
Accrued liabilities	2,063	2,565
Reserve for restructuring costs	2,196	2,091
Income taxes payable	117	150

Total current liabilities	24,104	25,522
Accrued compensation and deferred rent	1,365	1,375
Note payable related to OnStaff earnout		1,021
Reserve for non-current restructuring costs	1,363	1,832

Total liabilities	26,832	29,750

Commitments and contingencies

Stockholders’ Equity:
Common stock; $0.001 par value; 100,000 shares authorized; shares issued and outstanding: 12,591 at March 28, 2004 and 12,588 at December 28, 2003	84,725	84,716
Stockholder notes receivable	(300)	(400)
Accumulated other comprehensive loss	(85)	(85)
Accumulated deficit	(61,154)	(58,938)

Total stockholders’ equity	23,186	25,293

Total liabilities and stockholders’ equity	$50,018	$55,043

See notes to condensed consolidated financial statements.

HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended
	March 28, 2004	March 30, 2003
Net revenues:
Contract services	$30,367	$37,858
Permanent placement	952	1,122

Total net revenues	31,319	38,980
Cost of contract services	23,150	27,604

Gross profit	8,169	11,376
Operating expenses:
Selling, general and administrative	10,214	13,055
Restructuring costs		2,261

Loss from operations	(2,045)	(3,940)
Interest income	14	25
Interest and other expense	(148)	(143)

Loss before income taxes	(2,179)	(4,058)
Income tax expense	37

Net loss	$(2,216)	$(4,058)

Net loss per share:
Basic	$(0.18)	$(0.32)
Diluted	$(0.18)	$(0.32)
Shares used in per share computation:
Basic	12,589	12,583
Diluted	12,589	12,583

See notes to condensed consolidated financial statements.

HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three months ended
	March 28, 2004	March 31, 2003
Cash flows from operating activities:
Net loss	$(2,216)	$(4,058)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	604	871
Non-cash restructuring costs	45	2,261
Stockholder note receivable forgiveness	100	100
Changes in assets and liabilities:
Accounts receivable	(1,880)	(3,978)
Prepaid expenses and other assets	455	(603)
Accounts payable and accrued liabilities	355	(2,788)
Income taxes receivable (payable)	(53)	18

Net cash used for operating activities	(2,590)	(8,177)
Cash flows from investing activities:
Proceeds from sale of property and equipment	1,595
Purchase of property and equipment	(14)	(185)

Net cash provided by (used for) investing activities	1,581	(185)
Cash flows provided by financing activities:
Borrowings under line of credit	29,998
Repayment of line of credit	(31,960)	(1,249)
Bank overdraft		2,231
Repurchase of common stock		(324)
Proceeds from exercise of options	8

Net cash provided by (used for) financing activities	(1,954)	658
Net decrease in cash and cash equivalents	(2,963)	(7,704)
Cash and cash equivalents, beginning of period	4,517	8,571

Cash and cash equivalents, end of period	$1,554	$867

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Income taxes	$75	$48
Interest	$122	$107

See notes to condensed consolidated financial statements.

HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1. Basis of Presentation. The condensed consolidated financial statements have been prepared by Hall, Kinion & Associates, Inc. (the Company) pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and note disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States (GAAP) have been condensed or omitted pursuant to SEC rules or regulations; however, the Company believes that the disclosures made are adequate to make the information presented not misleading. You should review these condensed consolidated financial statements in conjunction with the consolidated financial statements and notes thereto included in the Company’s Form 10-K/A for the fiscal year ended December 28, 2003, as filed on April 6, 2004 and April 22, 2004.

The unaudited interim financial information as of March 28, 2004 and for the three months ended March 28, 2004 and March 30, 2003 have been prepared in conformity with GAAP. In the opinion of management, such unaudited information includes all adjustments (consisting of normal recurring accruals plus certain adjustments disclosed in notes 7 and 8) necessary for a fair presentation of this information. Operating results for the three months ended March 28, 2004 are not necessarily indicative of the results that may be expected for the year ending December 26, 2004.

2. Proposed Merger with Kforce. On April 5, 2004, Kforce Inc. (“Kforce”) and the Company executed an Amended and Restated Agreement and Plan of Merger. Under the terms of the amended merger agreement, Kforce will acquire all of the shares of Hall Kinion in exchange for shares of Kforce common stock under a similar structure as originally provided, with a change in the exchange ratio, which remains dependent upon the average of the closing prices of Kforce common stock for the 15 consecutive trading days ending on and including the third trading day prior to the closing date (such average is referenced herein as the “Kforce stock market value”). If the Kforce stock market value is equal to or greater than $7.09, but less than $9.60, then the exchange ratio will equal 0.45. If the Kforce stock market value is equal to or greater than $9.60, then the exchange ratio will be $4.32 divided by the Kforce stock market value. For purposes of calculating the Exchange Ratio, the Kforce stock market value shall not exceed $10.60; therefore, if the price calculated is equal to or greater than $10.60, the Exchange Ratio will be calculated by dividing $4.32 by $10.60 which equals 0.4075. If the Kforce stock market value is less than $7.09, then the exchange ratio will be $3.19 divided by the Kforce stock market value. Kforce may elect to terminate the merger agreement if the Kforce average closing stock price remains below $7.00 for 15 consecutive trading days at any time prior to the closing. The proposed transaction requires and is subject to the approval by the stockholders of the Company and other customary closing and regulatory conditions. In connection with the amended merger agreement, the parties have entered into a Management Agreement pursuant to which Kforce will manage the day-to-day operations of Hall Kinion.

Details of the terms of the merger and the management agreement with Kforce are described in a registration statement on Form S-4 filed by Kforce and declared effective on May 6, 2004. The Form S-4 includes Hall Kinion’s proxy statement for the special Shareholders’ meeting on June 4, 2004 to approve the merger and amends Kforce’s previous Form S-4 filings related to the merger with Hall Kinion. Access to the Form S-4 may be obtained through the Kforce Web site ( http://www.kforce.com ) or through the public files of the SEC. Readers are encouraged to review the Form S-4 in connection with a review of this Form 10-Q and the Form 10-K/A for the year ended December 28, 2003 because both the consummation of the merger or a termination of the merger would have a significant effect on Hall Kinion. No assurance can be given that the merger will be completed. During the first quarter of 2004, the Company incurred merger-related costs of $0.5 million, which have been recorded as selling, general and administrative expenses of the period.

3. Management’s Plans for 2004. During 2003, 2002 and 2001, the Company generated net losses of $18.6 million, $20.6 million and $45.6 million, respectively, as a result of the downturn in the economy and decreased demand for Technology Professional Services. In the fourth quarter of fiscal 2003, the Company also experienced a decline in demand for Corporate Professional Services provided by OnStaff in the mortgage and financing industry. The Company has continued to experience losses and negative cash flows from operations in 2004.

The Company entered into an agreement dated June 13, 2003 with CIT Business Credit for a new three-year renewable credit facility of $16.0 million that replaced an existing credit facility of $12.0 million and is used primarily to fund operations. Significant terms and conditions of the agreement, as amended through April 2, 2004, are described under Note 5. Hall Kinion was not in compliance with one of the financial covenants as of the end of January 2004 and February 2004. On March 1, 2004, CIT Business Credit waived compliance with this covenant for January 2004 and February 2004 in a first amendment to the line of credit facility.

On March 25, 2004, Brenda C. Rhodes, the Chief Executive Officer and Chairman of the Board, and Todd Kinion, a director, agreed to provide irrevocable letters of credit totaling $5.0 million to the lender and CIT Business Credit agreed to increase availability under the line by $5.0 million. On April 2, 2004, upon receipt of the executed letters of credit, the lender executed a second amendment to the credit facility to increase the availability under the line, to replace the original loan covenants with a covenant requiring the Company to maintain a minimum balance of unrestricted cash and credit line availability of not less than $2.0 million at all times and to require CIT Business Credit’s approval for payment of the OnStaff earnout obligation. As a result, management believes that the Company will remain in compliance with the terms and covenant of its loan agreement, as revised, through at least December 26, 2004.

Hall Kinion agreed to pay to Ms. Rhodes and Mr. Kinion an aggregate fee of $200,000 for providing the letters of credit, plus reimbursement of any costs incurred and reimbursement of any amounts drawn under the letters of credit.

In November 2003, Hall Kinion negotiated a settlement with the former owners of OnStaff that included a deferral of the 2003 earnout payment of $4.1 million from its due date of February 15, 2004. Under 10% note agreements, beginning May 15, 2004, the principal will be payable in four equal quarterly installments of $1.0 million and interest is due monthly. On May 11, 2004, Kforce, Hall Kinion and the former owners of OnStaff executed an agreement under which the former owners of OnStaff deferred payments under the 10% note agreements, due beginning May 15, 2004, until the close of the merger. In addition, Kforce agreed to pay, upon the close of the merger, a total of $2.5 million as full satisfaction for any future earnout payments that Hall Kinion is obligated to make under the Asset Purchase Agreement with OnStaff, dated August 9, 2002, as amended. If the amounts remain unpaid when due under the revised terms, the terms of the November 2003 agreement will continue and the former owners of OnStaff may declare the entire amount due and payable and will be relieved of their non-solicitation and non-compete agreements.

In response to these liquidity issues, the Company instituted and continues to pursue initiatives intended to increase revenues, decrease operating costs, improve liquidity, enhance margins and better position it to compete under current market conditions. Management believes that the Company’s cash, cash flow from operations and borrowing availability will be sufficient to enable it to meet its financial obligations and sustain its operations through at least December 26, 2004.

4. Stock Based Compensation. At March 28, 2004, the Company had three stock-based employee compensation plans, all of which it accounts for under APB Opinion No. 25 and related interpretations. No stock-based employee compensation cost is reflected in the net loss, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation:

	Three Months Ended
	March 28, 2004	March 30, 2003
	(in thousands, except per share amounts)
Net loss, as reported	$(2,216)	$(4,058)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(754)	(823)

Pro forma net loss	$(2,970)	$(4,881)

Loss per share:
Basic—as reported	$(0.18)	$(0.32)
Basic—pro forma	$(0.24)	$(0.39)
Diluted—as reported	$(0.18)	$(0.32)
Diluted—pro forma	$(0.24)	$(0.39)

5. Line of Credit. The Company entered into an agreement dated June 13, 2003 with CIT Business Credit for a new three-year renewable credit facility of $16.0 million that replaced an existing credit facility of $12.0 million and is used primarily to fund operations. Significant terms and conditions of the agreement, as amended through April 2, 2004, are as follows:

•	Availability is determined by the lesser of (i) 85% of eligible accounts receivable, less reserves of $2.4 million and certain receivable balances as defined in the agreement that totaled $4.9 million as of March 28, 2004, plus undrawn amounts under the $5.0 million irrevocable letters of credit, (ii) cash collected during the most recent 45-day period, or (iii) the full amount of the facility, less reserves, letters of credit and certain payables as defined in the agreement that totaled approximately $2.4 million as of March 28, 2004.

•	Interest is at prime plus 1.25% (approximately 5.2% at March 28, 2004) and starting June 27, 2004, the interest rate may be reduced to a rate that is as low as prime plus 0.5%, contingent upon the Company meeting specified levels of profitability.

•	Financial covenants require maintaining a minimum balance of unrestricted cash and credit line availability of $2.0 million at all times.

•	Borrowings are collateralized by all of the Company’s assets and irrevocable letters of credit totaling $5.0 million provided by certain stockholders.

•	The Company may not declare or pay any dividends or distribution of any kind nor acquire, redeem, or retire any of its own capital stock and may not make earnout payments to OnStaff without prior written consent of CIT Business Credit.

•	A bank lockbox was established whereby all Company cash receipts are first applied to the line of credit.

As of March 28, 2004, outstanding borrowings under the line of credit were $6.6 million and additional available borrowings were $1.7 million. Hall Kinion was not in compliance with one of the financial covenants as of January 2004 and February 2004. On March 1, 2004, CIT Business Credit waived compliance with this covenant for January 2004 and February 2004 in a first amendment to the line of credit facility.

On March 25, 2004, Brenda C. Rhodes, the Chief Executive Officer and Chairman of the Board, and Todd Kinion, a director, agreed to provide irrevocable letters of credit totaling $5.0 million to the lender and CIT Business Credit agreed to increase availability under the line by $5.0 million. On April 2, 2004, upon receipt of the executed letters of credit, the lender executed a second amendment to the credit facility to increase the availability under the line, to replace the original loan covenants with a covenant requiring the Company to maintain certain reserves plus unrestricted cash of not less than $2.0 million at all times and to require CIT Business Credit’s approval for payment of the OnStaff earnout obligation. As a result, management believes that the Company will remain in compliance with the terms and covenants of its loan agreement, as revised, through at least December 26, 2004.

6. Restricted Cash. Approximately $1.0 million of restricted cash to cover outstanding letters of credit related to leases and self-insurance programs is included on the condensed consolidated balance sheet as of March 28, 2004 under other assets.

7. Restructuring Costs. During 2001 and 2003, the Company closed several offices and reduced its workforce. The Company recorded severance, lease terminations, and other costs associated with the Company’s decision to restructure operations. The remaining restructuring costs are anticipated to be paid out during the next twelve months, except for the rental payments related to long-term facility leases that require settlement in 2005 and beyond and are reserved as non-current restructuring costs.

The reserve for restructuring costs as of March 28, 2004 is as follows:

	Lease Termination Costs	Severance and Other Costs	Total
	(in thousands)
Balance as of December 28, 2003	$3,887	$36	$3,923
Additions	—	—	—
Paid	(395)	(14)	(409)
Adjustments	45	—	45

Balance as of March 28, 2004	$3,537	$22	$3,559

8. Net Loss per Share. Basic net loss per share is calculated using only the weighted average number of common shares outstanding. In calculating the net loss per share for the three months ended March 28, 2004 and March 30, 2003, 4,153,000 and 3,879,000 options, respectively, were excluded because they are antidilutive.

9. Comprehensive Loss. SFAS No. 130, Reporting Comprehensive Income, requires reporting by major components and as a single total, the change in the Company’s net assets during the period from nonowner sources. For the three months ended March 28, 2004 and March 30, 2003, there was no change in net assets from nonowner sources for the change in the accumulated translation adjustment and other comprehensive loss, and the comprehensive loss was $2,216,000 and $4,058,000, respectively.

10. Business Segment Reporting. The Company’s operations are divided into two business segments, Contract Professional Staffing and Permanent Placement Services. The Contract Professional Staffing segment provides temporary staffing to clients on a contract basis. The cost of revenues for this segment is the salaries, employment taxes and other direct labor costs for the contracted employees. The Permanent Placement Services segment recruits and delivers professionals for direct hire by our clients. This segment has no cost of revenues; all expenses are included in operating costs. Management evaluates segment performance based primarily on segment revenues, cost of revenue, and gross profit. The Company does not segregate its assets by business segments. Results of operations by business segments are as follows:

	Three Months Ended
	March 28, 2004	March 30, 2003
	(in thousands)
Contract Services:
Net revenues	$30,367	$37,858
Cost of revenues	23,150	27,604

Gross Profit	$7,217	$10,254
Permanent Placement:
Net revenues	$952	$1,122
Cost of revenues	—	—

Gross Profit	$952	$1,122